Exhibit 99.1

FOR IMMEDIATE RELEASE

J. ALEXANDER’S HOLDINGS, INC. REPORTS RESULTS

FOR FIRST QUARTER ENDED MARCH 29, 2020

NASHVILLE, TN, June 9, 2020 -- J. Alexander’s Holdings, Inc. (NYSE: JAX) (the “Company”), owner and operator of J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and other restaurants, today reported results for the first quarter ended March 29, 2020.

Business Update and 2020 Outlook

Average weekly same store sales1 for fiscal 2020 compared to monthly periods of 2019 are as follows:

	January	February	March	April	May
	(4 weeks)	(4 weeks)	(5 weeks)	(4 weeks)	(4 weeks)
J. Alexander’s/Grill Restaurants	+3.0%	+1.3%	(37.0)%	(81.0)%	(61.5)%
Stoney River Steakhouse and Grill	+0.5%	(3.1)%	(37.2)%	(78.3)%	(62.0)%

When governmental restrictions on dine-in service began during March 2020 as a result of the novel coronavirus (“COVID-19”) pandemic, the Company quickly shifted its service model to a carry-out platform, under which management projected that average weekly sales would likely range between 10-20% of historical volumes. During the period from mid-March 2020 through the end of April 2020, prior to the reopening of dining rooms on a limited basis in certain markets, the Company experienced sales volumes that were approximately 18% of the sales recorded during the same period in the prior year, with sales growing steadily on a weekly basis during that timeframe. Since the week beginning April 27, 2020 when the Company has been able to begin to reopen dining rooms with limited capacities in Tennessee, Georgia, Florida, Texas, Ohio, and other markets, sales volumes have continued to increase, and for the week ended May 31, 2020 totaled approximately 61% of sales recorded during the same period in the prior year.

As of June 9, 2020, the Company has reopened dining rooms on a limited capacity basis at all of its restaurant locations while continuing to also offer carry-out service at all of its locations. Off-premise sales have grown significantly since the Company began operating on the new service model in March 2020. Specifically, off-premise sales only during the week ended May 31, 2020 totaled approximately 29% of total sales and were up approximately 35% over the week ended March 29, 2020, which was the first full week of primarily carry-out only sales. This increase is being driven by increased digital marketing and email campaigns to drive guest awareness, the addition of curbside service, investments that the Company has made in its online ordering platform partnership with ChowNow, and through menu innovation to include family-style meals (offering a complete meal for larger parties including salad, entrée, side items and dessert) and butcher shop sales of cook-at-home, hand-cut steaks. The Company is also offering bottles of wine to-go in most markets and is testing delivery in a limited number of markets.

The Company is not providing guidance for fiscal 2020 in light of the current uncertain consumer environment and unprecedented global market and economic conditions.

First Quarter 2020 Highlights Compared To The First Quarter Of 2019

•	Restaurant dining room closures started on March 16, 2020, with all restaurants moved to a carry-out only model by March 24, 2020.

•	Net sales for the first quarter of 2020 were $56,972,000, down from $64,734,000 reported in the first quarter of 2019.

•

Loss from continuing operations before income taxes totaled $18,979,000 for the first quarter of 2020, which included a goodwill impairment charge of $15,737,000, a fixed asset impairment charge associated with the planned closure of one of the Company’s restaurants of $689,000, and the impact of transaction expenses of $689,000 related to the ongoing evaluation of strategic alternatives. This compares to income from continuing operations before income taxes of $4,146,000 in the first quarter of 2019.

•	Results for the first quarter of 2020 included an income tax benefit of $1,387,000 compared to income tax expense of $239,000 in the first quarter of 2019.

•	Net loss for the first quarter of 2020 totaled $17,644,000 compared to net income of $3,848,000 in the first quarter of 2019.

•	Basic and diluted loss per share were $1.20 for the first quarter of 2020 compared to basic and diluted earnings per share of $0.26 for the first quarter of 2019.

•

Average weekly same store sales per restaurant (1) for the first quarter of 2020 were down 12.8% to $102,300 for the J. Alexander’s/Grill restaurants and down 14.6% to $72,200 for the Stoney River Steakhouse and Grill restaurants compared to the first quarter of 2019.

•	Adjusted EBITDA (2) was $1,964,000, or 3.4% of net sales, in the first quarter of 2020, compared to $7,712,000, or 11.9% of net sales, in the first quarter of 2019.

•	Restaurant Operating Profit Margin (3) was 5.3% in the most recent quarter compared to 14.0% for the first quarter of 2019.

•	Cost of sales as a percentage of net sales in the first quarter of 2020 was 32.6% compared to 31.7% in the first quarter of 2019.

In March 2020, the Company implemented its Emergency Sick Leave Policy (“ESLP”) for hourly team members which provided for up to two weeks of paid leave for hourly team members who are either infected by COVID-19 or employed at a restaurant that closed its dining rooms in response to the COVID-19 pandemic. During the first quarter of 2020, the Company incurred approximately $2,050,000 in pre-tax charges related to continuing benefits and ESLP pay for its furloughed staff members as a result of the COVID-19 pandemic. Additionally, the impact of COVID-19 on the Company’s business has resulted in the need to perform impairment assessments of the Company’s long-lived assets, goodwill and other intangible assets. As a result, the Company determined it was necessary to record a non-cash impairment charge for the first quarter of 2020 of $15,737,000, representing the entire balance of the Company’s goodwill. Additionally, the Company has determined that it will not reopen one of its locations which closed in March 2020 due to the COVID-19 pandemic, and in the first quarter of 2020 the Company recorded an impairment charge of $689,000 in order to present the related long-lived assets at this location at their estimated fair value. The Company has subsequently entered into an agreement to sell this location for an amount equivalent to the fair value of the property, and the sale is expected to close in the third quarter of 2020, subject to customary closing conditions. Neither of these impairment charges had an impact on the Company’s cash flows or debt covenants for the first quarter of 2020. See “Other Financial and Performance Data” at the end of this release for additional information on guest counts and other metrics.

Liquidity

As of March 29, 2020, the Company’s cash and cash equivalents totaled $24,818,000, and total outstanding indebtedness equaled $25,722,000, including $21,000,000 outstanding on the Company’s lines of credit facilities. On June 5, 2020, the Company entered into the Third Amended and Restated Loan Agreement with its lender, which increased availability under the existing $1,000,000 revolving credit facility to a maximum of $16,000,000 by adding an accordion feature, subject to compliance with minimum revenue requirements. The Company pledged additional collateral under this agreement, including mortgages on five additional restaurant properties which were previously unencumbered by the Company’s debt obligations. In April 2020, the Company also entered into certain letter agreements and a modification agreement with its lender to defer interest and principal payments for April, May and June 2020.

Additionally, effective May 6, 2020, the Company obtained a waiver of its existing credit facility financial covenants through the period ending July 4, 2021, the end of the Company’s second quarter of fiscal 2021. This waiver also implemented new financial covenants, as previously disclosed in the Company’s Current Report on Form 8-K filed on May 8, 2020, requiring minimum revenues and maximum debt ratios. The Company was in compliance with the existing financial covenants for the period ended March 29, 2020, and expects to be in compliance with the new financial covenants through the waiver period.

Further, the Company has undertaken various measures to preserve liquidity in the current economic environment, including engaging in ongoing negotiations with landlords to restructure rental obligations, securing delayed payment terms with certain vendors, and delaying or cancelling significant capital expenditure projects for the balance of fiscal 2020.

As of June 1, 2020, the Company had cash on hand of approximately $14,600,000. During April 2020, the Company used cash of approximately $7,600,000, for a weekly cash burn rate of approximately $1,900,000. As most of the Company’s vendors are on 30-day payment terms, many payments funded in April 2020 were for March 2020 purchases which were more consistent with historical volumes, which negatively impacted the April 2020 cash burn rate. The Company has undertaken significant steps to reduce expenses since March 2020, and these steps, coupled with the growth in sales levels, have allowed the Company to reduce its weekly cash burn rate to approximately $480,000 during the month of May 2020. The Company continues to work to maximize restaurant operating margin at reduced sales levels and to negotiate agreements with certain landlords to abate or defer rental payments beginning in June 2020. The Company is currently forecasting the weekly cash burn rate to be approximately $550,000 to $580,000 under the current operating model commencing in June 2020 through the end of the third quarter. This amount includes capital expenditure commitments including the construction of one new location expected to open in the fourth quarter of 2020.

Chief Executive Officer’s Comments

“We entered fiscal 2020 with high expectations,” stated Mark A. Parkey, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “ Same store sales during the first two months of the year were encouraging and then we encountered the COVID-19 pandemic, which required us to close our dining rooms at all of our restaurants. Unlike a lot of restaurant concepts, we buy all of our beef fresh and pay a premium to have it aged for us. When the pandemic hit, we had a surplus of fresh beef at various stages in our supply chain that we needed to work through. Thus, after almost 30 years of resisting carry-out dining in favor of maximizing the in-person dining experience, we found ourselves pivoting to an off-premise only operating platform at 46 restaurant locations. In an effort to market our premium fresh beef and, at the same time, provide value to our loyal guests, we not only featured some attractively priced beef-centered entrees, but we also offered ‘family packs’ utilizing our beef products and sold ‘butcher-shop’ cuts of cook-at-home steaks and whole loins. While the margins we realized from these beef offerings were lower, we were able to cover our input costs and work through the pipeline of beef in our distribution system and, in the process, make a lot of our guests happy since many of the grocery stores were depleted of beef and other proteins.

“As we look ahead, we are optimistic that our guests will be out in force and eager to resume their traditional routines,” Parkey stated. “We are already seeing a strong level of pent up demand in various restaurants, with one of our locations recording sales of $186,000 during Mother’s Day week 2020 with only 50% of the seats open to the public and no pub seating available. We are closely monitoring the various government guidelines for reopening our dining rooms and will do our best to provide meaningful safety measures to protect our guests as well as our employees, including by observing social-distancing protocols, employing the use of personal protective equipment, checking temperatures of employees daily, routinely sanitizing high-touch surface areas, and other measures. We are also encouraged by the strong continued response to our carry-out offerings over the past couple of months. One of our restaurants generated $35,000 of off-premise revenue on Mother’s Day 2020, which is a phenomenal amount for a concept that wasn’t offering such an option three months ago. As such, we are actively exploring various platforms which will allow us to continue to meet this demand without sacrificing the guest experience in our dining rooms that has been foundational to our success for the past 29 years.”

On the beef front, Parkey noted that the Company is currently encountering limited supply and higher than normal input costs relative to all of its beef offerings. “We have a great relationship with our primary beef supplier and are working closely with them to get the aging pipeline up and running again as we open more and more seats in our dining rooms. Unfortunately, there are operational hurdles at all levels of the supply chain and our focus is on procuring beef loins from all available sources to the extent they meet our specifications and, at least for the next several weeks, doing our best to ensure an ample inventory of other protein offerings is available for our guests.”

Parkey went on to note that the Company had decided not to reopen its restaurant in Lyndhurst, Ohio. “We had an incredibly loyal and talented team at the Lyndhurst Grill,” Parkey noted, “which was the most difficult part of our decision to close this location. Unfortunately, we determined that the financial performance at this restaurant was not adequate to justify its continued operation.”

Restaurant Development

The Company has plans to open a new Redlands Grill in San Antonio, TX, during the fourth quarter of 2020, as previously announced. The Company is continuing construction of this new Redlands Grill location at a slower pace than previously anticipated, but still expects to be able to open for business in San Antonio before the Holiday season of 2020.

Early in the first quarter of 2020, the Company signed a lease to build and operate a new J. Alexander’s Restaurant in Madison, AL, one of the fastest growing markets in that state. Although the Company originally planned to open this location in the fourth quarter of 2020 as well, construction on this location has been delayed in an effort to conserve cash resources, and the Company now expects to open the Madison, AL, restaurant in the second half of fiscal 2021.

Strategic Alternatives Evaluation

As part of the Company’s Board of Directors’ (the “Board”) previously announced review of strategic alternatives, the Company retained the investment banking firm of Piper Sandler in August 2019 to assist the Company in its evaluation of strategic alternatives, with a particular focus on a sale of the entire Company. The Board believed, and took into account the views of shareholders, that the small size of the Company made it inefficient to be a standalone publicly traded company. Piper Sandler ultimately contacted over 125 potential interested parties, and through an exhaustive process, three interested parties emerged as serious potential acquirers. One of those parties was in advanced negotiations with the Company for an acquisition at a premium to the then-current market price. The initial impacts of the COVID-19 pandemic led the potential acquirer to reduce its proposed purchase price twice and to insist on conditions relating to the performance of the Company. Ultimately, when government entities mandated the closure of the Company’s restaurants, except for limited carry-out, the Board determined that no transaction at a price that reflected the long-term value of the Company would be able to be consummated until the resolution of uncertainties about the COVID-19 pandemic and the return of the Company’s business to satisfactory levels. For the near term, the Company intends to focus on rebuilding its sales base as its restaurants are able to reopen and increase capacity by providing an outstanding dining experience for its guests. The Board currently believes it will be sometime in 2021 before the Company can conclude its evaluation of strategic alternatives, focusing on the potential sale of the Company.

(1)Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)Please refer to the financial information accompanying this release for our definition of the non-GAAP financial measure Adjusted EBITDA and a reconciliation of net income (loss) to Adjusted EBITDA. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of the non-GAAP financial measure Restaurant Operating Profit and a reconciliation of operating income (loss) to Restaurant Operating Profit. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high-quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future, including the impact of the COVID-19 pandemic and the Company’s plans to continue its review of strategic alternatives and its efforts to enhance shareholder value. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and other events and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the health and financial effects of the COVID-19 pandemic; the Company’s ability to reopen its restaurants for in-person dining, and thereafter to reestablish and maintain satisfactory guest count levels and maintain or increase sales and operating margin in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the Company’s ability to obtain access to additional capital as needed; the Company’s ability to comply with new financial covenants under its loan agreement with its lender; the impact of any impairment of our long-lived assets, including tradename; the Company’s ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors and other parties in light of the impact of the COVID-19 pandemic; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; the Company’s evaluation of strategic alternatives; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020, as amended on April 17, 2020, and subsequent filings, including under the heading “Risk Factor” in its Current Report on Form 8-K filed with the SEC on May 8, 2020. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Jessica Hagler

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited in thousands, except per share amounts)

	Quarter Ended
	March 29, 2020	March 31, 2019
Net sales	$56,972	$64,734
Costs and expenses: Cost of sales	18,567	20,528
Restaurant labor and related costs	20,338	19,550
Depreciation and amortization of restaurant property and equipment	3,094	2,929
Other operating expenses	11,954	12,684

Total restaurant operating expenses	53,953	55,691
Transaction expenses	689	—
General and administrative expenses	4,740	4,756
Goodwill impairment charge	15,737	—
Long-lived asset impairment charges and restaurant closing costs	689	—
Pre-opening expense	19	21

Total operating expenses	75,827	60,468

Operating (loss) income	(18,855)	4,266
Other income (expense): Interest expense	(116)	(186)
Other, net	(8)	66

Total other expense	(124)	(120)

(Loss) income from continuing operations before income taxes	(18,979)	4,146
Income tax benefit (expense)	1,387	(239)
Loss from discontinued operations, net	(52)	(59)

Net (loss) income	$(17,644)	$3,848

Basic (loss) earnings per share:
(Loss) income from continuing operations, net of tax	$(1.20)	$0.27
Loss from discontinued operations, net	(0.00)	(0.00)

Basic (loss) earnings per share	$(1.20)	$0.26

Diluted (loss) earnings per share:
(Loss) income from continuing operations, net of tax	$(1.20)	$0.27
Loss from discontinued operations, net	(0.00)	(0.00)

Diluted (loss) earnings per share	$(1.20)	$0.26

Weighted average common shares outstanding:
Basic	14,695	14,695
Diluted	14,695	14,695

Note: Per share amounts may not sum due to rounding.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Data

as a Percentage of Net Sales (Unaudited)

	Quarter Ended
	March 29, 2020	March 31, 2019
Net sales	100.0%	100.0%
Costs and expenses: Cost of sales	32.6	31.7
Restaurant labor and related costs	35.7	30.2
Depreciation and amortization of restaurant property and equipment	5.4	4.5
Other operating expenses	21.0	19.6

Total restaurant operating expenses	94.7	86.0
Transaction expenses	1.2	—
General and administrative expenses	8.3	7.3
Goodwill impairment charge	27.6	—
Long-lived asset impairment charges and restaurant closing costs	1.2	—
Pre-opening expense	0.0	0.0

Total operating expenses	133.1	93.4

Operating (loss) income	(33.1)	6.6
Other income (expense): Interest expense	(0.2)	(0.3)
Other, net	(0.0)	0.1

Total other expense	(0.2)	(0.2)

(Loss) income from continuing operations before income taxes	(33.3)	6.4
Income tax benefit (expense)	2.4	(0.4)
Loss from discontinued operations, net	(0.1)	(0.1)

Net (loss) income	(31.0)%	5.9%

Note: Certain percentage totals do not sum due to rounding.

J. Alexander’s Holdings, Inc. and Subsidiaries

Other Financial and Performance Data (Unaudited)

	Quarter Ended
	March 29, 2020	March 31, 2019
Other Financial and Performance Data:
Adjusted EBITDA(1) (in thousands)	$1,964	$7,712
As a % of net sales	3.4%	11.9%
All Stores Basis Operating Metrics:
Average weekly sales per restaurant:
J. Alexander’s / Grill Restaurants	$101,400	$117,300
Percent change	(13.6)%
Stoney River Steakhouse and Grill	$72,400	$85,200
Percent change	(15.0)%
Average weekly guest counts:
J. Alexander’s / Grill Restaurants	(15.5)%	(2.3)%
Stoney River Steakhouse and Grill	(15.3)%	3.1%
Average guest check per restaurant (including alcoholic beverages):
J. Alexander’s / Grill Restaurants	$33.09	$32.40
Percent change	2.1%
Stoney River Steakhouse and Grill	$42.67	$42.67
Percent change	0.0%
Estimated menu pricing impact:(2)
J. Alexander’s / Grill Restaurants	1.9%	0.3%
Stoney River Steakhouse and Grill	2.5%	0.3%
Estimated inflation:
J. Alexander’s / Grill Restaurants (total food costs)	(1.1)%	1.9%
J. Alexander’s / Grill Restaurants (beef costs)	(0.4)%	5.7%
Stoney River Steakhouse and Grill (total food costs)	(0.8)%	3.2%
Stoney River Steakhouse and Grill (beef costs)	(1.2)%	7.2%
Same Store Basis Operating Metrics:
Average weekly same store sales per restaurant:
J. Alexander’s / Grill Restaurants	$102,300	$117,300
Percent change	(12.8)%
Stoney River Steakhouse and Grill	$72,200	$84,500
Percent change	(14.6)%
Average weekly same store guest counts:
J. Alexander’s / Grill Restaurants	(14.6)%	(1.1)%
Stoney River Steakhouse and Grill	(15.0)%	1.2%
Average same store guest check per restaurant (including alcoholic beverages):
J. Alexander’s / Grill Restaurants	$33.02	$32.40
Percent change	1.9%
Stoney River Steakhouse and Grill	$43.18	$43.10
Percent change	0.2%

(1)	See definitions and reconciliation attached.
(2)	Menu pricing impact for quarter ended March 29, 2020 reflects first 11 weeks of activity only.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	March 29, 2020	December 29, 2019
Assets
Current assets:
Cash and cash equivalents	$24,818	$8,803
Other current assets	5,835	9,289

Total current assets	30,653	18,092
Other assets	5,661	5,698
Deferred income taxes, net	4,230	2,918
Property and equipment, net	106,868	109,303
Right-of-use lease assets, net	74,241	70,277
Goodwill	—	15,737
Tradename and other indefinite-lived intangibles	25,648	25,648
Deferred charges, net	224	239

	$247,525	$247,912

Liabilities and Stockholders’ Equity
Current liabilities	$26,313	$31,226
Long-term debt, net of portion classified as current and unamortized deferred loan costs	20,411	2,845
Long-term lease liabilities	80,182	75,883
Deferred compensation obligations	6,968	7,103
Other long-term liabilities	123	138
Stockholders’ equity	113,528	130,717

	$247,525	$247,912

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Quarter Ended
	March 29,	March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(17,644)	$3,848
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	3,146	2,993
Equity-based compensation expense	455	296
Asset impairment charges	16,426	—
Other, net	(1,241)	(394)
Changes in assets and liabilities, net	688	(5,874)

Net cash provided by operating activities	1,830	869
Cash flows from investing activities:
Purchase of property and equipment	(1,416)	(1,614)
Other investing activities	(149)	(90)

Net cash used in investing activities	(1,565)	(1,704)
Cash flows from financing activities:
Proceeds from borrowings under debt agreement	17,000	—
Payments on long-term debt	(1,250)	(1,250)
Other financing activities	—	(6)

Net cash provided by (used in) financing activities	15,750	(1,256)

Increase (decrease) in cash and cash equivalents	16,015	(2,091)
Cash and cash equivalents at beginning of the period	8,803	8,783

Cash and cash equivalents at end of the period	$24,818	$6,692

Supplemental disclosures:
Property and equipment obligations accrued at beginning of the period	$1,116	$819
Property and equipment obligations accrued at end of the period	1,145	869
Cash paid for interest	93	171
Cash paid for income taxes	30	27

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net (loss) income before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction expenses, non-cash compensation, loss from discontinued operations, and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net (loss) income, operating (loss) income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended
	March 29,	March 31,
	2020	2019
Net (loss) income	$(17,644)	$3,848
Income tax (benefit) expense	(1,387)	239
Interest expense	116	186
Depreciation and amortization	3,160	3,008

EBITDA	(15,755)	7,281
Transaction expenses	689	—
Loss on disposal of fixed assets	46	23
Asset impairment charges and restaurant closing costs	16,426	—
Non-cash compensation	487	328
Loss from discontinued operations, net	52	59
Pre-opening expense	19	21

Adjusted EBITDA	$1,964	$7,712

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended
	March 29, 2020		March 31, 2019
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating (loss) income	$(18,855)	(33.1)%	$4,266	6.6%
General and administrative expenses	4,740	8.3%	4,756	7.3%
Transaction expenses	689	1.2%	—	0.0%
Goodwill impairment charge	15,737	27.6%	—	0.0%
Long-lived asset impairment charges and restaurant closing costs	689	1.2%	—	0.0%
Pre-opening expense	19	0.0%	21	0.0%

Restaurant Operating Profit	$3,019	5.3%	$9,043	14.0%

Note: Certain percentage totals do not sum due to rounding.